Exhibit 99.1

FOR IMMEDIATE RELEASE

Rimini Street Completes Buyback of $60 Million Face Value
Series A Preferred Stock

LAS VEGAS, April 19, 2021 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, the leading third party support provider for Oracle and SAP software products and a Salesforce partner, today announced that it has completed, pursuant to early redemption rights, the buyback of 60,000 shares of Series A Preferred Stock with a face value of $60 million for total cash payable of $62.3 million, which includes $2.3 million of make-whole dividend. Source of funds for the buyback are Company cash, and the notice of this stock buyback was previously announced on March 16, 2021.

The remaining Series A Preferred Stock liquidation value is approximately $88 million. Rimini Street has the option to call it, in full or in part, with no make-whole or premium starting July 19, 2021, or it may be converted into common stock at any time by the holders. Any remaining shares of the Series A Preferred Stock will become redeemable at the election of a majority of the Series A Preferred Stockholders beginning July 19, 2023.

This transaction is the latest in a series of Preferred Stock buybacks that have reduced the total Series A Preferred obligation by approximately 46% in the past six months.

“Our recent capital market actions have allowed us to methodically strengthen our balance sheet and move us in the direction of a net cash position with a low leverage ratio. We continue to look for additional opportunities to lower our cost of capital and optimize our capital structure for the benefit of our shareholders,” stated Michael L. Perica, chief financial officer, Rimini Street.

We plan to discuss the stock buyback transaction in more detail during our first quarter 2021 earnings conference call scheduled for May 5, 2021, and in our SEC Form 10-Q. Please visit our investor relations website for more information https://investors.riministreet.com/.

About Rimini Street, Inc.
Rimini Street, Inc. (Nasdaq: RMNI) is a global provider of enterprise software products and services, the leading third-party support provider for Oracle and SAP software products and a Salesforce partner. The Company offers premium, ultra-responsive and integrated application management and support services that enable enterprise software licensees to save significant costs, free up resources for innovation and achieve better business outcomes. To date, more than 4,000 Fortune 500, Fortune Global 100, midmarket, public sector and other organizations from a broad range of industries have relied on Rimini Street as their trusted application enterprise software products and services provider. To learn more, please visit http://www.riministreet.com, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn. (IR-RMNI)

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Forward-Looking Statements
Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, the actions of the holders of the Series A Preferred Stock and the terms and impact of Rimini Street’s remaining outstanding 13.00% Series A Preferred Stock; the duration of and economic, operational and financial impacts on Rimini Street’s business of the COVID-19 pandemic, as well as the actions taken by governmental authorities, clients or others in response to the COVID-19 pandemic; catastrophic events that disrupt Rimini Street’s business or that of its current and prospective clients, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse developments in pending litigation or in the government inquiry or any new litigation; Rimini Street’s need and ability to raise additional equity or debt financing on favorable terms and Rimini Street’s ability to generate cash flows from operations to help fund increased investment in Rimini Street’s growth initiatives; the sufficiency of Rimini Street’s cash and cash equivalents to meet its liquidity requirements; changes in taxes, laws and regulations; competitive product and pricing activity; difficulties of managing growth profitably; customer adoption of Rimini Street’s recently introduced products and services, including its Application Management Services (AMS), Rimini Street Advanced Database Security, and services for Salesforce Sales Cloud and Service Cloud products, in addition to other products and services Rimini Street expects to introduce in the near future; the loss of one or more members of Rimini Street’s management team; uncertainty as to the long-term value of Rimini Street’s equity securities; and those risks discussed under the heading “Risk Factors” in Rimini Street’s Annual Report on Form 10-K filed on March 3, 2021 and as updated from time to time by other filings by Rimini Street with the Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

Investor Relations Contact
Dean Pohl
Rimini Street, Inc.
+1 925 523-7636
dpohl@riministreet.com

Media Relations Contact
Michelle McGlocklin
Rimini Street, Inc.
+1 925 523-8414
mmcglocklin@riministreet.com

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